UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2007
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SYSCO CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099
(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Termination of Executive Severance Agreement

That certain Executive Severance Agreement dated August 18, 2004, as amended on September 3, 2004, between the Company and Larry J. Accardi, currently the Company’s Executive Vice President, Contract Sales and President, Specialty Distribution Companies, will terminate pursuant to the Transition and Early Retirement Agreement, described below, effective as the eighth day after the execution of the Transition and Early Retirement Agreement by Mr. Accardi, unless Mr. Accardi rescinds the Transition and Early Retirement Agreement before that time.

Pursuant to the terms of the Executive Severance Agreement, if Mr. Accardi’s employment had been terminated by reason of death or permanent disability, by the Company for cause, or by him without good reason, he would have been entitled to receive a payment equal to his:

•	base salary through the date of death, permanent disability, or termination, to the extent not already paid;
•	unpaid bonus earned in any fiscal year ended prior to his date of termination, permanent disability, or death;
•	accrued but unused vacation, and
•	reimbursable business expenses.

If Mr. Accardi resigned as an employee without good reason, as defined in the Executive Severance Agreement, prior to reaching age 60, he would have forfeited all benefits under the Supplemental Executive Retirement Plan (“SERP”), notwithstanding anything to the contrary contained in the SERP.

If Mr. Accardi’s employment had been terminated by the Company without cause, or by him for good reason (as those terms are defined in the Executive Severance Agreement), and Mr. Accardi had signed a release as set forth in the Executive Severance Agreement, he would have been entitled to receive:

•	accrued base salary through the date of termination;
•	his actual earned bonus for any period not already paid;
•	accrued but unused vacation;
•	reimbursable business expenses;
•
an amount, payable in 24 equal monthly installments, equal to the sum of two years’ base salary plus two years’ MIP bonus before any elective deferrals (based on his average MIP bonus for the five fiscal years preceding his date of termination) and an amount equal to 24 times the monthly cost to Mr. Accardi for continued COBRA coverage, whether or not such coverage is elected;

•
if the termination had occurred prior to the end of a year as to which the Company determined that Mr. Accardi would have earned a MIP bonus but for the termination, a pro rata share of the cash portion of the MIP bonus he would have earned (excluding deferred or matching amounts);

•
if Mr. Accardi terminated before age 60, benefits under the SERP as if he were age 60 at the time of termination. This deemed age 60 provision would not have increased Mr. Accardi's accrued benefit under the SERP, but it would have increased Mr. Accardi's vested percentage in his accrued benefit. For example, if Mr. Accardi’s employment terminated before the end of the Company's 2007 fiscal year, his vesting in his accrued benefit would have increased from 75% to 85%; and

•	a lump sum payment equal to 100% of his unvested and vested benefits under the EDCP, including deferrals, company matches and deemed investment earnings thereon.

If Mr. Accardi had elected to not sign the release provided for in the Executive Severance Agreement, he would have only been entitled to the benefits listed in the first through fourth bullets set forth above.

Mr. Accardi’s Executive Severance Agreement also provided that if he incurred excise tax due to the application of Section 280G of the Internal Revenue Code of 1986 regarding golden parachute payments, he would have been entitled to an additional cash payment so that he would have been in the same after-tax position as if the excise tax were not applicable.

Mr. Accardi’s Executive Severance Agreement prohibited him from competing with the Company or directly or indirectly soliciting customers or employees for a period of two years after termination. The Executive Severance Agreement also required him to release any claims against SYSCO and its affiliates.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Retirement Arrangements with Larry J. Accardi

In a Form 8-K filed by the Company on February 23, 2007, SYSCO announced that Larry J. Accardi, currently the Company’s Executive Vice President, Contract Sales and President, Specialty Distribution Companies, would become SYSCO’s Executive Vice President, Sales, effective July 1, 2007. Mr. Accardi also announced his planned retirement from SYSCO, effective December 31, 2007.

Transition and Early Retirement Agreement

In contemplation of Mr. Accardi’s planned retirement, the Company entered into a Transition and Early Retirement Agreement with him on May 8, 2007, effective as of the eighth day after its execution by Mr. Accardi, which provides the following benefits for Mr. Accardi:

•	a $500,000 payment to be made within ten (10) days of execution of an additional separation agreement and release of all claims following his retirement date;
•	one year of additional Management Incentive Plan service under the Company’s SERP, as more particularly discussed below;
•	one year of additional Management Incentive Plan service credit under the Company’s Non-qualified Executive Deferred Compensation Plan, as more particularly discussed below;
•	treatment under Company policy as retiring in good standing for purposes of employee benefit plans;
•	from July 1, 2007 through December 31, 2007, his continued base salary and all other benefits then in effect;
•	reimbursement of actual legal fees incurred related to the preparation and review of the Transition and Early Retirement Agreement, up to a maximum of $12,000; and
•
an agreement by the Company to hold Mr. Accardi harmless and not pursue any Company claims against him that arose prior to the effective date of the Transition and Early Retirement Agreement out of events known to the Company’s CEO and General Counsel on the Transition and Early Retirement Agreement’s effective date.

In exchange for these benefits, Mr. Accardi has agreed to certain expanded non-competition, non-disclosure, non-disparagement and non-solicit provisions for a period of three years following termination of employment, and has agreed to assist the Company with its transition regarding his departure through December 31, 2007. Further, Mr. Accardi has agreed to release any right to any claims known or unknown against the Company and its affiliates and hold the Company harmless against such claims. Mr. Accardi has also agreed to terminate his Executive Severance Agreement with the Company, effective as the eighth day after the execution of the Transition and Early Retirement Agreement by Mr. Accardi, unless Mr. Accardi rescinds the Transition and Early Retirement Agreement before that time, and to relinquish all rights thereunder. Except as described herein, all of Mr. Accardi’s rights under the Company’s employee benefit plans remain unaffected. Mr. Accardi will receive the benefits above unless he retires, or otherwise voluntarily resigns prior to December 31, 2007, or is terminated by the Company for cause. Mr. Accardi is not entitled to receive any of the additional benefits or payments payable pursuant to the Transition and Early Retirement Agreement after the date of any breach by him of the Transition and Early Retirement Agreement’s covenants regarding confidential information and trade secrets, customer, supplier and employee solicitation, and non-disparagement or if, after sixty days following written notice from the Company to him of a breach under the Transition and Early Retirement Agreement’s non-competition clause, he fails to cease the activity that is the subject of the notice to the Company’s full satisfaction.

Increased Service Credit Under SERP

Under the terms of the Company’s Supplemental Executive Retirement Plan (the “SERP”), without regard to the provisions of the Executive Severance Agreement discussed above and prior to the additional service credit provided pursuant to the Transition and Early Retirement Agreement, upon his retirement in good standing on December 31, 2007, Mr. Accardi would have been 85% vested in his accrued SERP benefit based on his age at retirement and his years of service under the Company’s Management Incentive Plans (18 years at retirement). Under the terms of the SERP, the joint and two-thirds survivor option (with a ten-year certain guarantee) is the form of benefit payable to Mr. Accardi. The additional year of service credit provided to Mr. Accardi pursuant to the Transition and Early Retirement Agreement will result in Mr. Accardi, at the time of his retirement on December 31, 2007, becoming 90% vested in his accrued benefits under the SERP, increasing his annual estimated payment under the SERP by approximately $50,000.

Increased Service Credit Under Executive Deferred Compensation Plan

Under the terms of the Company’s Executive Deferred Compensation Plan (the “EDCP”), without regard to the provisions of the Executive Severance Agreement discussed above and prior to the additional service credit provided pursuant to the Transition and Early Retirement Agreement, upon his retirement in good standing on December 31, 2007, Mr. Accardi would have been 85% vested in the unvested Company matching contributions credited to his EDCP account, taking into account Mr. Accardi’s actual age and Management Incentive Plan participation (18 years at retirement). The additional year of Management Incentive Plan service credit provided to Mr. Accardi pursuant to the Transition and Early Retirement Agreement will result in Mr. Accardi, at the time of his retirement on December 31, 2007, becoming 90% vested in the unvested Company matching contributions to his EDCP account and associated deemed earnings, increasing his annual estimated payment (which is payable for 15 years following retirement) under the EDCP by approximately $5,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, SYSCO Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSCO CORPORATION

Date: May 9, 2007	By: /s/ Michael C. Nichols
Michael C. Nichols
Senior Vice President, General Counsel
and Corporate Secretary